SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*


                                  Innovex, Inc.
--------------------------------------------------------------------------------


                          Common Stock, $.04 par value
--------------------------------------------------------------------------------


                                    45 76 47
                      ------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))




                                Page 1 of 4 Pages



                                      13G
CUSIP NO.  457647                                             PAGE 2 OF 4 PAGES
-------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Thomas W. Haley
               ###-##-####
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3      SEC USE ONLY


-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OR ORGANIZATION


-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
             NUMBER OF                 1,268,520

              SHARES
                                -----------------------------------------------
           BENEFICIALLY         6    SHARED VOTING POWER
                                       -0-
            OWNED BY

              EACH              -----------------------------------------------
                                7    SOLE DISPOSITIVE POWER
            REPORTING                  1,268,520

             PERSON
                                -----------------------------------------------
              WITH              8    SHARED DISPOSITIVE POWER
                                       -0-
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,268,520

-------------------------------------------------------------------------------
10     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.9
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

             IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!




                                   Page 3 of 4



ITEM 1(A).  NAME OF ISSUER

         Innovex, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         1313 South Fifth Street
         Hopkins, MN  55343

ITEM 2(a).  NAME OF PERSON FILING

         Thomas W. Haley

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

         Innovex, Inc.
         1313 South Fifth Street
         Hopkins, MN  55343

ITEM 2(c).  CITIZENSHIP

         American

ITEM 2(d).  TITLE OF CLASS OF SECURITIES

         Common Stock, $.04 par value

ITEM 2(e).  CUSIP NUMBER

         457647

ITEM 3

         Not applicable

ITEM 4.  OWNERSHIP

         The ownership of Mr. Haley as of December 31, 1996, was as follows:

         (a)    Amount of Beneficially Owned                         1,268,520
         (b)    Percent of Voting Shares Outstanding                      8.9%
         (c)    Number of shares as to which person has:
                (i)      Sole power to vote or direct the vote:      1,268,520
                (ii)     Shared power to vote or direct the vote:          -0-
                (iii)    Sole power to dispose or direct the
                         disposition of:                             1,268,520
                (iv)     Shared power to dispose or direct the
                         disposition of:                                   -0-

         All shares listed above are owned directly by Mr. Haley. Excludes 26,750 shares beneficially owned by Ms. Mary E. Curtin, Mr. Haley's spouse.



                                   Page 4 of 4



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.



SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.


January 21, 1997
Date



/s/ Thomas W. Haley

Thomas W. Haley